Exhibit B
ASSIGNMENT OF RIGHTS AND
RESPONSIBILITIES UNDER THE STOCK
EXCHANGE AGREEMENT
This Assignment is dated as of November  _____  , 2008 (the “Assignment”) by Five Bllue Stars Foundation, Inc., a Massachusetts not for profit corporation organized and existing under Chapter 180 of the Massachusetts General Laws (the “Assignor”) in favor of Paperboy Ventures, LLC, a Delaware limited liability company (the “Assignee”).
RECITALS:
WHEREAS, the Assignor is a party to that certain Stock Exchange Agreement made by and between the Assignor, the Assignee, Maverick Fund, L.D.C., Maverick Fund USA, Ltd. And Maverick Fund II, Ltd. (collectively, the “Maverick Funds”), dated July 28, 2008 (the “Stock Exchange Agreement”); and
WHEREAS, the Assignor desires to assign to the Assignee, and the Assignee desires to receive from the Assignor, all of the rights and obligation of the Stock Exchange Agreement as provided in this Assignment.
NOW THEREFORE, for the promises and covenants contained herein and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Assignment. The Assignor hereby assigns to the Assignee all of its rights to receive stock from the Maverick Funds as described in the Stock Exchange Agreement and the Assignee hereby agrees to assume all of the Assignor’s obligations and responsibilities under the Stock Exchange Agreement, including the obligation to deliver the stock to the Maverick Funds as set forth in the Stock Exchange Agreement and the obligations embodied by the representations and warranties of the Assignor in the Stock Exchange Agreement.
2. Further Assurances. The Assignor agrees to execute and deliver at a futuree date any additional documents that the Assignee reasonably determines are required to perfect Assignee’s rights or obligations under the Stock Exchange Agreement.
3. Governing Law. This Assignment shall be governed by, and construed in accordance with, the law (both substantive and procedural) of the Commonwealth of Massachusetts, exclusive of the application of conflict of laws principles.

IN WITNESS WHEREOF, the parties have duly executed this Assignment under seal as of the first date written. above.

Five Blue Stars Foundation, Inc.
By:	/s/ James Coyne King
James Coyne King
Secretary

Paperboy Ventures, LLC
By:	/s/ Anthony C. Garland
Anthony C. Garland
Chief Financial Officer

2